Exhibit 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-70259 and No. 333-38090) pertaining to the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust, the Amended and Restated LMI Aerospace, Inc. 1998 Stock Option Plan, and the 1989 Employee Incentive Stock Option Plan of our report dated April 15, 2003, with respect to the consolidated financial statements, as amended, as of December 31, 2002 and for the two years then ended of LMI Aerospace, Inc. included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.


                                           /s/ Ernst & Young LLP

St. Louis, Missouri
May 5, 2004